Exhibit 10.1

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (the “Agreement”) is made and entered into effective as of the 1st day of July, 2015 (“Effective Date”), between INVESTORS REAL ESTATE TRUST, a North Dakota real estate investment trust (the “Company”) and                    (the “Executive”).  Certain capitalized terms used in this Agreement are defined in Section 4.

WHEREAS, the Company acknowledges that the Executive has made, and is expected to make, significant contributions to the growth and success of the Company and its Affiliates; and

WHEREAS, the Company recognizes that the possibility of a Change in Control may contribute to uncertainty on the part of the Executive with respect to the Executive’s continued employment and may result in the distraction of the Executive from the Executive’s operating responsibilities to the Company and its Affiliates; and

WHEREAS, the Company wishes to provide the Executive assurances regarding the benefits that will be payable to the Executive in the event the Executive’s employment with the Company and its Affiliates is terminated without Cause or on account of the Executive’s resignation with Good Reason within a specified period before or after a Change in Control, subject to the terms and conditions set forth in this Agreement; and

WHEREAS, the Company is willing to provide such assurances only in accordance with the terms and conditions of this Agreement and most especially in exchange for the Executive’s covenants and promises set forth in Section 3 of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement and the compensation and benefits the Company agrees herein to pay the Executive and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1.             Term of Agreement.  The Initial Term of this Agreement begins on the Effective Date and ends on June 30, 2020.  Commencing July 1, 2020, and on each July 1 thereafter, the term of this Agreement shall be automatically extended for one additional year unless the Company or the Executive, not later than the preceding March 31, shall have given written notice that the Company or the Executive does not wish to extend this Agreement.  For purposes of this Agreement, the word “Term” means the Initial Term and the period of any extension pursuant to the preceding sentence or the following sentence.  Notwithstanding the preceding sentences, if a Control Change Date occurs during the Term, the Term of this Agreement shall not end before the day before the second anniversary of the Control Change Date.

2.             Severance Benefits.

2.01.       Eligibility for Benefits.  The Executive shall be entitled to receive the benefits described in this Section 2 (the “Severance Benefits”) if a Control Change Date occurs during the Term and, during the period beginning 90 days before the Control Change Date and ending on the second anniversary of the Control Change Date (i) the Company terminates the

Executive’s employment with the Company and its Affiliates without Cause or (ii) the Executive resigns from the employment of the Company and its Affiliates and the Executive has Good Reason to resign.

2.02.       Severance Pay.  If the requirements of Section 2.01 are satisfied, the Company shall pay the Executive the amount equal to [    ] times the sum of (i) the Executive’s Base Salary plus (ii) the Executive’s average annual cash bonus awarded for the previous three years (the “Severance Pay”).  The Severance Pay shall be paid in a single cash payment, less deductions for applicable income and employment taxes.  Subject to Section 6, the Severance Pay shall be paid within five business days after the later of (i) the date the Executive’s employment with the Company and its Affiliates terminates and (ii) the date that the release required under Section 2.06 becomes effective.

2.03.       Long-Term Incentives.  If the requirements of Section 2.01 are satisfied, outstanding equity or equity-based awards granted to the Executive under the Company’s 2015 Incentive Plan (or a predecessor or successor plan) (the “Equity Plan”) that are not earned, vested or exercisable on or before the termination of the Executive’s employment or on account of the Change in Control shall be earned, become vested or become exercisable as described in the following paragraphs (a) and (b), as applicable.

(a)           In the case of awards that are earned, become vested or become exercisable solely on account of the Executive’s continued employment with the Company and its Affiliates (i) outstanding options to purchase Company stock granted to the Executive under the Equity Plan shall become exercisable, in whole or in part, for the shares that remain subject to the option, as of the date the Executive’s employment terminates and shall remain exercisable until the expiration date of the option (as if the Executive’s employment did not terminate), (ii) outstanding stock awards, i.e., shares of restricted stock granted to the Executive under the Equity Plan, shall become vested and transferable as of the date the Executive’s employment terminates and (iii) outstanding stock unit awards granted to the Executive under the Equity Plan shall be earned (for the maximum number of units that may be earned under the award) and settled in cash, Company stock or a combination thereof in accordance with their terms as of the date the Executive’s employment terminates or the date determined under Section 6.

(b)           In the case of awards that are earned, become vested or become exercisable upon the achievement of performance goals, objectives or measures (i) outstanding options to purchase Company stock granted to the Executive under the Equity Plan shall remain outstanding until the end of the performance measurement period or periods and shall become exercisable thereafter, in whole or in part, to the extent that the performance goals, objectives or measures are achieved and shall remain exercisable until the expiration date of the option (as if the Executive’s employment did not terminate), (ii) outstanding stock awards, i.e., shares of restricted stock granted to the Executive under the Equity Plan, shall remain outstanding until the end of the performance measurement period or periods and shall become vested and transferable to the extent that the performance goals, objectives or measures are achieved, (iii) dividends payable on stock awards described in the preceding clause (ii) after the date the Executive’s employment terminates shall be retained by the Company and paid to the Executive to the extent that the underlying stock award becomes vested and transferable and (iv) outstanding stock unit awards and related dividend equivalent rights granted to the Executive under the Equity Plan shall remain outstanding until the end of the performance measurement period or periods and shall be earned to the extent that the performance goals, objectives or measures are achieved.

2.04.       Health Benefits.  If the requirements of Section 2.01 are satisfied, the Company shall reimburse the Executive the amount that the Executive pays for continued medical, dental and vision coverage under the health plan of the Company or an Affiliate pursuant to Code section 4980B for the Executive and the Executive’s “qualified beneficiaries” (as defined in Code section 4980B).  The Company shall reimburse the Executive for the cost of such coverage until the earlier of (i) the date that the Executive or qualified beneficiary is no longer entitled to continued coverage under Code section 4980B or (ii) the end of the eighteenth month of such coverage.  The first reimbursement payment shall be made on the date that is six months after the date the Executive’s employment terminates (and shall include reimbursement for amounts paid by the Executive for such coverage after the Executive’s termination).  Thereafter, the Company’s reimbursement payments shall be paid to the Executive on the fifteenth day of the calendar month following the month in which the Executive paid the cost of such coverage.

2.05.       Other Benefits.  Except as specifically provided in this Section 2, the Executive’s right to receive benefits under other plans, programs and arrangements maintained by the Company or an Affiliate shall be governed by the terms of such other plans, programs and arrangements that are applicable to terminated participants.

2.06.       Release.  Notwithstanding any other provision of this Section 2, no Severance Benefits will be paid or provided to, or on behalf of, the Executive under Section 2.02, 2.03 or 2.04 unless the Executive has signed a release and waiver of claims and such release and waiver of claims has become binding and irrevocable no later than the sixtieth (60th) day after the date the Executive’s employment with the Company and its Affiliates terminates.  The release required by this Section 2.06 (i) shall be provided to the Executive by the Company within five (5) days after the Executive’s employment with the Company and its Affiliates terminates and (ii) shall be in substantially the same form as set forth in Exhibit A.

2.07.       Forfeiture of Severance Benefits.  The Executive shall forfeit the right to receive the Severance Benefits (other than the benefits described in Section 2.05) if the Executive breaches any of the covenants set forth in Section 3.  If the Executive breaches any of the covenants set forth in Section 3, the Executive shall be liable to the Company for the repayment of any Severance Benefits (other than the benefits described in Section 2.05) previously paid to the Executive.

3.             Executive’s Covenants.  In consideration of the Company’s agreement to pay the benefits in accordance with Section 2 and in recognition of the services that the Executive provides to the Company and its Affiliates that are conducting, or intend to conduct, business in the United States of America, the Executive agrees to the covenants set forth in this Section 3.

3.01.       Non-Competition Covenant.  During the Executive’s employment with the Company or an Affiliate and for a period of [    ] following the date of the Executive’s Separation from Service (the “Restriction Period”), the Executive will not, either as a principal, agent, employee, employer, consultant, co-partner or otherwise, or in any other individual or representative capacity, directly or indirectly, render any services for a Competitor that are substantially similar to those the Executive rendered for the Company or an Affiliate.

3.02.       Confidential Information.  The Executive acknowledges that during the Executive’s employment with the Company and its Affiliates that the Executive will be making use of, acquiring or adding to the Company’s Confidential Information.  In order to protect the Confidential Information, the Executive agrees that the Executive will not in any way utilize any of the Confidential Information except in connection with the Executive’s employment for or on behalf of the Company and its Affiliates.  The Executive agrees that the Executive will not at any time use any Confidential Information for the Executive’s own benefit or the benefit of any person except the Company and its Affiliates and will not at any time disclose any Confidential Information to anyone except in the performance of the Executive’s duties for the Company and its Affiliates.  The Executive agrees to surrender and return to the Company any and all Confidential Information in the Executive’s possession or control as of the date that the Executive’s employment with the Company and its Affiliates terminates.

3.03.       Non-Recruitment Covenant.  During the Executive’s employment with the Company or an Affiliate and for a period of one (1) year following the date of the Executive’s Separation from Service, the Executive will not, either as a principal, agent, employee, employer, consultant, co-partner or otherwise, or in any other individual or representative capacity, directly or indirectly offer employment to or hire any employee of the Company or any Affiliate who was employed by the Company or any Affiliate at the time of Executive’s Separation from Service or within six (6) months prior to such Separation from Service, or solicit, or cause to be solicited or recruited, any such employee of the Company or any Affiliate for the purpose of having such employee terminate his or her employment with the Company or any Affiliate.

3.04.       Executive’s Acknowledgements.  The Company conducts and intends to continue to conduct its business and the business of its Affiliates in the United States.  The Executive agrees that the employment restrictions set forth herein are fair and reasonable in time, function, and geography and are no greater than necessary to protect the legitimate business interests of the Company and its Affiliates.

3.05.       Reporting Obligation.  The Executive agrees that during the Restriction Period the Executive will disclose to the Company any employment obtained by the Executive.  Such disclosure shall be made within two weeks of the Executive obtaining such employment.  The Company shall maintain the confidentiality of such disclosure until the date that the Executive’s new employment is in the public domain; provided, however, that the Executive expressly consents to and authorizes the Company to disclose to any of the Executive’s subsequent employers and prospective employers both the existence and terms of this Agreement, to take any steps the Company deems necessary to enforce this Agreement and to make such disclosures, if any, that are required by law.

3.06.       Company Remedies.  In the event that the Executive fails to abide by the employment and other restrictions herein, the Company shall have the right to:

(a)           forego payment to the Executive of any unpaid and unearned discretionary compensation and revoke any form of compensation that has not been definitively granted or earned;

(b)           seek legal remedies including, but not limited to, recovery from the Executive of damages, lost profits, amounts previously paid under Sections 2.02, 2.03 and 2.04 and reasonable attorneys’ fees incurred in the enforcement of the Executive’s promises herein; and/or

(c)           obtain a temporary restraining order without further notice to the Executive and/or a preliminary injunction or other equitable relief to prevent such breach or threatened breach.

3.07.       No Waiver, etc.  The Company’s remedies for breach of this Agreement shall be cumulative, and the pursuit of one remedy shall not be deemed to exclude other remedies.  No delay or omission by the Company or the Executive in exercising any right, remedy or power hereunder existing in law or equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by either of the parties from time to time and as often as may be deemed expedient or necessary by each party in that party’s sole discretion.  The Executive further agrees that no breach of this Agreement or any other agreement by the Company, shall constitute a defense to the Company’s enforcement of Sections 3.01, 3.02 and 3.03 of this Agreement in accordance with the terms set forth therein.

3.08.       Interpretation of Covenants.  It is the desire  and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent legally permissible.  Accordingly, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, the court may modify or sever such provision and such modification or deletion shall apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.  In addition, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be constructed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.  The remaining provisions of this Agreement shall remain in full force and effect.

4.             Definitions.  As used in this Agreement, certain terms have the definitions set forth below.

4.01.       Affiliate.  “Affiliate” means any trade or business, whether or not incorporated, which together with the Company is treated as a single employer under Code section 414(b) or is deemed to be under common control under Code section 414(c).

4.02.       Base Salary.  “Base Salary” means the Executive’s annual rate of base salary as in effect on the date that the Executive’s employment with the Company and its Affiliates terminates; provided, however, that if the Executive resigns from the employment of the Company and its Affiliates for Good Reason and the basis for the resignation is, or includes, a material reduction in the Executive’s annual rate of base salary, then “Base Salary” means the Executive’s annual rate of base salary as in effect prior to such reduction.

4.03.       Board.  “Board” means the Board of Trustees of the Company.

4.04.       Cause.  “Cause” means (i) the Executive’s willful conduct that is demonstrably and materially injurious to the Company or an Affiliate, monetarily or otherwise; (ii)  the Executive’s breach of a covenant set forth in Section 3; (iii) the Executive’s breach of the Executive’s fiduciary duties to the Company or an Affiliate; (iv) the Executive’s conviction of any crime (or entering a plea of guilty or nolo contendre to any crime) constituting a felony; or (v) the Executive’s entering into an agreement or consent decree or being the subject of any regulatory order that in any of such cases prohibits the Executive from serving as an officer or director of a company that has publicly traded securities.  A termination of the Executive shall not be for “Cause” unless the decision to terminate the Executive is set forth in a resolution of the Board to that effect and which specifies the particulars thereof and that is approved by a majority of the members of the Board (exclusive of the Executive if the Executive is a member of the Board) adopted at a meeting called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive to be heard before the Board).  No act or failure to act by the Executive will be deemed “willful” if it was done or omitted to be done by the Executive in good faith or with a reasonable belief on the part of the Executive that the action or omission was in the best interest of the Company or an Affiliate.  Any act or failure to act by the Executive based upon authority given pursuant to a resolution duly adopted by the Board or based on the advice of counsel to the Company shall be conclusively presumed to be done or omitted to be done by the Executive in good faith and in the best interest of the Company and its Affiliates.

4.05.       Change in Control.  “Change in Control” has the same meaning as set forth in the Company’s 2015 Incentive Plan.

4.06.       Code.  “Code” means the Internal Revenue Code of 1986, as amended.  Any reference to a particular section of the Code includes any successor provision to that particular Code section.

4.07.       Competitor.  “Competitor” means any person, firm, business or other organization or entity that (a) owns and operates at least 500,000 square feet of commercial medical properties in States in which the Company and its Affiliates own commercial medical properties, or (b) owns and operates at least 5,000 market-rate multi-family units in States in which the Company and its Affiliates own market-rate multi-family properties.

4.08.       Confidential Information.  “Confidential Information” means any data or information with respect to the business conducted by the Company and its Affiliates that is material to the Company or an Affiliate and is not generally known to the public.  The term “Confidential Information” includes any such information prepared or created by the Executive during the Executive’s employment with the Company and its Affiliates, as well as such information that has been or may be created or prepared by others.

4.09.       Control Change Date.  “Control Change Date” means the date on which a Change in Control occurs.  If a Change in Control occurs on account of a series of transactions or events, the Control Change Date is the date of the last of such transactions or events.

4.10.       Good Reason.  “Good Reason” means, without the express written consent of the Executive (i) a change in the Executive’s position with the Company or an Affiliate which results in a material diminution of the Executive’s authority, duties or responsibilities; (ii) a material reduction by the Company or an Affiliate in the annual rate of the Executive’s base salary; (iii) a change in the location of the Executive’s principal office to a different place that is more than fifty miles from the Executive’s principal office immediately prior to such change or (iv) the Company’s material breach of this Agreement.  A reduction in the Executive’s rate of annual base pay shall be material if the rate of annual base salary on any date is less than ninety percent (90%) of the Executive’s highest rate of annual base pay as in effect on any date in the preceding thirty-six (36) months; provided, however, that a reduction in the Executive’s rate of annual base pay shall be disregarded to the extent that the reduction is applied similarly to the Company’s other officers.  Notwithstanding the two preceding sentences, a change in the Executive’s duties or responsibilities or a reduction in the annual rate of the Executive’s base salary in connection with the Executive’s termination of employment (for Cause, disability or retirement), shall not constitute Good Reason and the Executive shall not have Good Reason to resign solely because the Company does not have common stock or other securities that are publicly traded.  A resignation by the Executive shall not be with “Good Reason” unless the Executive gives the Company written notice specifying the event or condition that the Executive asserts constitutes Good Reason, the notice is given no more than ninety days after the occurrence of the event or initial existence of the condition that the Executive asserts constitutes Good Reason and the Company has failed to remedy or cure the event or condition during the thirty day period after such written notice is given to the Company.

4.11.       Net After Tax Receipt.  “Net After Tax Receipt” means the Present Value of the total Parachute Payments or the Reduced Amount, as applicable, net of all taxes imposed on the Executive with respect thereto under Code sections 1 and 4999, determined by applying the highest marginal rate under Code section 1 which applied to the Executive’s taxable income for the immediately preceding taxable year.

4.12.       Parachute Payment.  “Parachute Payment” means a payment (under this Agreement or any other plan, agreement or arrangement) that is described in Code section 280G(b)(2), determined in accordance with Code section 280G and the regulations thereunder.

4.13.       Present Value.  “Present Value” means the value determined in accordance with Code section 280G(d)(4) and the regulations thereunder.

4.14.       Reduced Amount.  “Reduced Amount” means the largest amount of Parachute Payments that is less than the total Parachute Payments and that may be paid to the Executive without subjecting the Executive to tax under Code section 4999.

4.15.       Separation from Service.  “Separation from Service” means the termination of the Executive’s employment with the Company and its Affiliates, determined in a manner consistent with the requirements of Treasury Regulation section 1.409A-1(b).  In accordance with, and subject to, the requirements of Treasury Regulation section 1.409A-1(b), the Executive will experience a Separation from Service when the facts and circumstances indicate that the Executive and the Company reasonably anticipate that either (i) no further services will be performed by the Executive for the Company or an Affiliate after such date (whether as an employee or independent contractor) or (ii) the bona fide services to be performed by the Executive (whether as an employee or independent contractor) after such date would permanently decrease to no more than twenty percent of the average level of such services provided by the Executive over the thirty-six month period immediately preceding such date.  If the Executive provides services to the Company or an Affiliate both as an employee and a member of the Board or a member of the board of directors of an Affiliate, the services that the Executive provides as a director shall not be taken into account in determining whether the Executive has experienced a Separation from Service to the extent provided in Treasury Regulation section 1.409A-1(h).

4.16.       Specified Employee.  “Specified Employee” means a “specified employee” as defined in Treasury Regulation section 1.409A-1(i).  Whether the Executive is a Specified Employee shall be determined using December 31 as the “specified employee identification date” under Treasury Regulation section 1.409A-1(i) and a “specified employee effective date” of the April 1 following the applicable “specified employee identification date.”

5.             Code Section 280G.  Notwithstanding any other provision of this Agreement, if it is determined that benefits or payments payable under this Agreement, taking into account other benefits or payments provided under other plans, agreements or arrangements, constitute Parachute Payments that would subject the Executive to tax under Code section 4999, it must be determined whether the Executive will receive the total Parachute Payments or the Reduced Amount.  The Executive will receive the Reduced Amount if the Reduced Amount results in equal or greater Net After Tax Receipts than the Net After Tax Receipts that would result from the Executive receiving the total Parachute Payments.

If it is determined that the total Parachute Payments should be reduced to the Reduced Amount, the Company must promptly notify the Executive of that determination, including a copy of the detailed calculations by an accounting firm or other professional organization qualified to make the calculation that was selected by the Company and acceptable to the Executive (the “Accounting Firm”).  The Company shall pay the fees and expenses of the Accounting Firm.  All determinations made by the Accounting Firm under this Section 5 are binding upon the Company and the Executive.

It is the intention of the Company and the Executive to reduce the Parachute Payments under this Agreement and any other plan, agreement or arrangement only if the aggregate Net After Tax Receipts to the Executive would thereby be increased.  As a result of the uncertainty in the application of Code section 4999 at the time of the initial determination by the Accounting Firm, however, it is possible that amounts will have been paid or distributed to or for the benefit of the Executive which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will not have been paid or distributed to or for the benefit of the Executive should have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount.  If the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive which the Accounting Firm believes has a high probability of success or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment must be treated (if permitted by applicable law) for all purposes as a loan ab initio for which the Executive must repay the Company together with interest at the applicable federal rate under Code section 7872(f)(2); provided, however, that no such loan may be deemed to have been made and no amount shall be payable by the Executive to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Executive is subject to tax under Code section 4999 or generate a refund of such taxes.  If the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, the Accounting Firm must promptly notify the Company of the amount of the Underpayment and such amount, together with interest at the applicable federal rate under Code section 7872(f)(2) must be paid to the Executive.

If it is determined that the total Parachute Payments should be reduced to the Reduced Amount, then the reduction shall first apply to Parachute Payments that are not subject to Code section 409A (and by first reducing such payments that are not payable in cash and then by reducing cash payments) and thereafter, if necessary, by reducing Parachute Payments that are subject to Code section 409A (and by first reducing such payments that are not payable in cash and then by reducing cash payments).

6.             Code Section 409A.  This Agreement and the amounts payable and other benefits provided under this Agreement are intended to comply with, or otherwise be exempt from, Section 409A of the Code (“Section 409A”), after giving effect to the exemptions in Treasury Regulation section 1.409A-1(b)(3) through (b)(12).  This Agreement shall be administered, interpreted and construed in a manner consistent with Section 409A.  If any provision of this Agreement is found not to comply with, or otherwise not be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Board and without requiring the Executive’s consent, in such manner as the Board determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A; provided, however, that in exercising its discretion under this Section 6, the Board shall modify this Agreement in the least restrictive manner necessary.  Each payment under this Agreement shall be treated as a separate identified payment for purposes of Section 409A.

With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following limitations:  (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (ii) the reimbursement of an eligible expense shall be made as specified in this Agreement and in no event later than the end of the year after the year in which such expense was incurred and (iii) the right to reimbursement or in-kind benefit shall not be subject to liquidation or exchange for another benefit.

If a payment obligation under this Agreement arises on account of the Executive’s termination of employment and such payment obligation constitutes “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation section 1.409A-1(b)(3) through (b)(12)), it shall be payable only after the Executive’s Separation from Service; provided, however, that if the Executive is a Specified Employee, any payment that is scheduled to be paid within six months after such Separation from Service shall accrue without interest and shall be paid on the first day of the seventh month beginning after the date of the Executive’s Separation from Service or, if earlier, within fifteen days after the appointment of the personal representative or executor of the Executive’s estate following the Executive’s death.

7.             No Employment Rights.  Nothing in this Agreement confers on the Executive any right to continuance of employment or service by the Company or an Affiliate.  Nothing in this Agreement interferes with the right of the Company or an Affiliate to terminate the Executive’s employment or service at any time for any reason, with or without Cause, subject to the requirements of this Agreement.  Nothing in this Agreement restricts the right of the Executive to terminate the Executive’s employment with the Company and its Affiliates at any time, for any reason, with or without Good Reason.  If the Executive is elected or appointed to the Board, the Executive agrees that the Executive will promptly resign from membership on the Board if at any time the Board adopts a resolution that requests the Executive’s resignation from the Board.

8.             Governing Law; Venue.  The laws of the State of North Dakota shall govern all matters arising out of or relating to this Agreement including, without limitation, its validity, interpretation, construction and performance but without giving effect to the conflict of laws principles that may require the application of the laws of another jurisdiction.  Any party bringing a legal action or proceeding against any other party arising out of or relating to this Agreement may bring the legal action or proceeding in the United States District Court for the District of North Dakota or in any court of the State of North Dakota sitting in Minot, North Dakota.  Each party waives, to the fullest extent permitted by law (i) any objection it may now or later have to the laying of venue of any legal action or proceeding arising out of or relating to this Agreement brought in a court described in the preceding sentence and (ii) any claim that any legal action or proceeding brought in any such court has been brought in an inconvenient forum.

9.             Binding Agreement.  This Agreement shall be binding on and inure to the benefit of, and be enforceable by or against the Company and its successors and the Executive (and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees).  If the Executive dies while any amount remains payable to the Executive under this Agreement, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive’s devises, legatee or other designee, of if there is none, to the Executive’s estate.

10.          No Assignment.  Except as required by applicable law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law and any attempt to effect any such action shall be null, void and no effect.

11.          Entire Agreement.  This Agreement expresses the whole and entire agreement between the parties with reference to the payment of the Severance Benefits and, except for the Secrecy Agreement, supersedes and replaces any prior agreement, understanding or arrangement (whether oral or written) by or between the Company or an Affiliate and the Executive with respect to the Severance Benefits and the Executive’s covenants (other than the Secrecy Agreement).

12.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together constitute on and the same instrument.

13.          Modification of Agreement.  No waiver or modification of this Agreement shall be valid unless in writing and duly executed by the party to be charged therewith.  No evidence of any waiver or modification shall be offered or received in evidence at any proceeding, arbitration or litigation between the parties unless such waiver or modification is in writing, duly authorized and executed.

14.          No Attorneys’ Fees.  Except as provided in Section 3.07(b), the Company and the Executive each shall bear their costs for any attorneys’ fees and any other reasonable expenses incurred in enforcing or protecting the rights of the Company or the Executive under this Agreement.

15.          Notices.  All notices, requests and other communications to any party under this Agreement shall be in writing and shall be given to such party at its address set forth below or such other address as such party may hereafter specify for the purpose of notice to the other party:

If to the Company:             Investors Real Estate Trust

Attention: General Counsel

P. O. Box 1988

1400 West 31st Avenue SW, Suite 60

Minot, North Dakota 58701

With a copy to:

Chairman of the Board, Investors Real Estate Trust

c/o Corporate Secretary

P. O. Box 1988

1400 West 31st Avenue, SW, Suite 60

Minot, North Dakota 58701

If to the Executive:

Each notice, request or other communication shall be effective (i) if given by mail, five business days after such communication is deposited in the mails with first class postage prepaid and addressed as set forth above, or (ii) if given by other means, when delivered at the address prescribed by this Section 15.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date set forth above.

Executive

Name:
Dated:

Investors Real Estate Trust

By:
Name:
Title:
Dated:

Exhibit A

Form of Waiver and Release Agreement

WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement (the “Agreement”) is made by and between Investors Real Estate Trust, a North Dakota real estate investment trust (the “Company”) and                (the “Executive”).

In exchange for the mutual commitments and other consideration contained in this Agreement, the parties agree as follows:

1.  The Company and the Executive entered into the Change in Control Severance Agreement dated as of July 1, 2015 (the “Severance Agreement”).  Section 2 of the Severance Agreement provides that the Company will pay valuable severance benefits to the Executive if, as provided in the Severance Agreement, the Executive’s employment with the Company and its Affiliates (which for purposes of this Agreement has the same definition as set forth in the Severance Agreement) is terminated without Cause (as defined in the Severance Agreement) or the Executive resigns with Good Reason (as defined in the Severance Agreement) during the ninety day period before, or the two year period after, a Change in Control (as defined in the Severance Agreement).  The benefits more fully described in the Severance Agreement are referred to as the “Severance Benefits.”

2.  The Company will pay or provide the Severance Benefits to the Executive in accordance with the terms of the Severance Agreement if, and only if, this Agreement is executed by the parties and becomes binding and irrevocable by the Executive.

3.  The Executive acknowledges that the Severance Benefits are in exchange for the Executive’s promises in this Agreement and the Severance Agreement and exceed any amounts to which the Executive would be entitled under any law, regulation, contract or any policy or benefit plan of the Company or an Affiliate.  The Executive agrees that except as specifically stated herein, in the Severance Agreement or an employee benefit plan of the Company or an Affiliate in which the Executive participates, the Executive is not entitled to any other compensation or benefits of any amount, form or nature from the Company or its Affiliates.

4.  The Executive agrees that the Executive will in no way disparage any Released Party (as defined in Section 6 below) to any person or entity, and that at all times the Executive will act in a manner intended and reasonably designed to promote and preserve the goodwill and reputation of each Released Party.  The Executive further agrees to reasonably cooperate with and assist the Company and each Affiliate in any legal dispute or regulatory matter in which the Company or an Affiliate may become involved, including providing information, documents, submitting to depositions, and providing testimony, if requested, related to events which predate this Agreement.

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5.  The Executive reaffirms the Executive’s commitments and obligations under Section 3 of the Severance Agreement.  Executive agrees that the restrictions set forth in Section 3 of the Severance Agreement are fair and reasonable in time, function, customer base and geography and are no greater than necessary to protect the legitimate business interests of the Company and its Affiliates.

6.  The Executive on behalf of the Executive and the Executive’s heirs, personal representatives and assigns, forever releases the Released Parties from any and all obligations, claims, demands, causes of action, damages, or liabilities of any kind or nature whatsoever (collectively, “Claims”) arising out of the Executive’s employment with the Company and its Affiliates, including the termination of that employment, or arising out of any other event, act or communication occurring prior to the effective date of this Agreement, including all matters and things now known and all matters and things which may hereafter be discovered, if such there be.  The Executive further covenants not to sue, or initiate any other proceeding, including arbitration, with respect to such Claims or causes of action and affirms that the Executive has filed no charges, claims or causes of action of any nature against any Released Party.  This includes but is not limited to Claims under federal, state or local laws prohibiting employment discrimination, including Claims under the Age Discrimination in Employment Act, and any other statutory or regulatory claims of any nature, and any claims or causes of action based on contract, tort or common law.  The Executive further agrees to waive any claim for employment with the Company or an Affiliate, and covenants not to seek employment with the Company or an Affiliate in the future.  Notwithstanding the preceding sentences of this Section 6, this Agreement shall not prevent the Executive from enforcing any rights that the Executive may have with respect to the payment of the Severance Benefits or with respect to the payment of any benefits payable to the Executive as a terminated employee under, and in accordance with, the terms of any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended).  For purposes of this Agreement, the term “Released Parties” means the Company, its Affiliates, the successors and assigns of the Company or an Affiliate, the past, present and future directors, executive committee members, officers, managers, employees, agents and representatives of the Company or an Affiliate and the employee benefit plans (as defined above) of the Company or an Affiliate and the plan administrators, fiduciaries and agents of each such plan, in their individual and representative capacities.  The term “Released Party” means each of the foregoing persons or entities.

7.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of North Dakota but without giving effect to the conflict of laws principles that may require the application of the laws of another jurisdiction.  The exclusive venue for the resolution of any disputes relating to this Agreement shall be the United States District Court for the District of North Dakota or any court of the State of North Dakota sitting in the City of Minot, North Dakota.

8.  It is understood that this Agreement is not to be construed as an admission of liability or the commission of any unlawful act or beach of contractual obligation by either any Released Party or the Executive.  The Executive and the Company agree that they will not attempt to introduce this Agreement or any of its terms as evidence in any legal proceeding, other than a legal proceeding in which one of the parties to this Agreement asserts that the other party has

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breached the provisions of this Agreement or the Severance Agreement.  If any other circumstance should arise in which one of the parties to this Agreement determines that any of the terms of this Agreement are relevant and necessary to a legal proceeding, the party seeking to use this Agreement or any of its terms shall promptly notify the other so that such other party may protect its interests.

9.  The Executive acknowledges that the Executive has entered into this Agreement on a knowing and voluntary basis, that the Executive fully understands the terms of this Agreement, and agrees that the terms of this Agreement are binding upon the Executive and the Executive’s heirs, personal representatives and assigns.  The Executive further acknowledges that the Executive has been given the opportunity to take twenty-one days to consider the terms of this Agreement and has had the opportunity to seek and receive the advice of legal counsel regarding the terms of this Agreement.

10.  The Executive acknowledges that the Executive has seven days to revoke the terms of this Agreement and by executing this Agreement confirms the Executive’s acceptance of those terms.

11.  If for any reason this Agreement and the release and waiver set forth herein shall not take effect, if this Agreement is revoked by the Executive during the seven day period following the Executive’s execution of this Agreement, if at any time this Agreement is contested by the Executive, if the Executive should not abide by the restrictive covenants and commitments set forth in Section 3 of the Severance Agreement, or if this Agreement is otherwise breached by the Executive, the Executive shall be obligated to remit to the Company the full amount of the Severance Benefits received by him.

12.  When either party desires or is required to give notice to the other party pursuant to any term of this Agreement, the notice shall be in writing and: (i) delivered personally or (ii) sent by a nationally recognized overnight delivery service (such as, but not limited to, FedEx), all charges prepaid; or (iii) sent by United States Postal Service certified mail, return receipt requested, postage prepaid.  All notices shall be delivered or sent to the address for each party set forth below or such other address as either party notifies the other in accordance with the terms of this Agreement.  Notices shall be deemed to have been given upon receipt or refusal to accept by the party to which the notice is delivered or sent.

If to the Company, to                                            .

If to the Executive, to                                            .

13.  This Agreement may be executed in one or more counterparts, and each counterpart shall, for all purposes, be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

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Witness the following signatures this     day of         , 20

Executive	Witness:

Name:	Name:

Investors Real Estate Trust	Witness:

By:
Name:
Title:

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